Exhibit 32.1

CERTIFICATIONS

In connection with this Annual Report on Form 10-K of ObsEva SA (the “Company”) for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned officer of the Company hereby certifies, pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), that to the best of his knowledge:

(1)   The Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

(2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: March 31, 2023

By:	/s/ Will Brown
Will Brown
Interim Chief Executive Officer and Chief Financial Officer